Exhibit 10.1
RESTRICTED STOCK AGREEMENT
     THIS AGREEMENT is entered into effective as of this ____ day of ________, 20__ (the “Effective Date”), by and between _________ (the “Participant”) and Goldleaf Financial Solutions, Inc., a Tennessee corporation (the “Company”).
WITNESSETH:
     WHEREAS, the Company maintains the Goldleaf Financial Solutions, Inc. 2005 Long-Term Incentive Plan (“Plan”), which is incorporated into and forms a part of this Agreement; and
     WHEREAS, the Participant has been selected by the Committee to receive shares of Restricted Stock under the Plan;
     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, the parties agree as follows:
     1. Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:
     (a) “Agreement” means this Restricted Stock Agreement between the Company and the Participant.
     (b) “Change in Control” has the same meaning given to such term in Section 2.5 of the Plan.
     (c) “Committee” has the same meaning given to such term in Section 2.6 of the Plan.
     (d) “Date of Termination” means the first day occurring on or after the date hereof on which the Participant is not employed by or serving on the board of directors of the Company or any Subsidiary.
     (e) “Detrimental Activity” has the same meaning given to such term in Section 2.9 of the Plan.
     (f) “Eligible Employee” has the same meaning given to such term in Section 2.11 of the Plan.
     (g) “Effective Date” shall have the meaning assigned in the Preamble hereto.
     (h) “Restricted Stock” has the same meaning given to such term in Section 2.23 of the Plan.
     (i) “Stock” has the same meaning given to such term in Section 2.34 of the Plan.

     (j) “Subsidiary” has the same meaning given to such term in Section 2.27 of the Plan.
     (k) “Targeted EBITDA” shall mean the Company’s targeted EBITDA for the fiscal year in which the Effective Date occurs as established by the compensation committee of the Company, and as may be adjusted after the date hereof in the sole and absolute discretion of the compensation committee of the Company from time to time.
Except where the context clearly implies or indicates the contrary, any term not otherwise defined herein shall have the meaning given to such term in the Plan.
     2. Restricted Stock Award. On the Effective Date, the Company shall issue to Participant ___(___) shares of Restricted Stock, which shall be subject to the terms of this Agreement and, as applicable, the Plan.
     3. Transfer and Forfeiture of Restricted Stock. Shares of Restricted Stock shall be subject to the following restrictions until they vest pursuant to the terms of the vesting schedule set forth in Section 5 below:
     (a) Shares of unvested Restricted Stock shall not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.
     (b) Shares of unvested Restricted Stock shall be forfeited on the Participant’s Date of Termination for no consideration, without any further action on the part of the Company or the Participant, and as otherwise set forth in the Plan.
     (c) Shares of unvested Restricted Stock shall be forfeited for no consideration, without any further action on the part of the Company or the Participant to the extent that the Company fails to achieve Targeted EBITDA, as set forth in the following schedule:

Company Achieves less than 95% of Targeted EBITDA	100% of Shares Forfeited
Company Achieves Between 95% and 97.4% of Targeted EBITDA	90% of Shares Forfeited
Company Achieves Between 97.5% and 99.9% of Targeted EBITDA	75% of Shares Forfeited
Company Achieves 100% of Targeted EBITDA	No Shares Forfeited

     4. Dividends and Voting Rights. Participant will be entitled to receive any dividends paid with respect to unvested (but not forfeited) Restricted Stock. The Participant will be entitled to vote the shares of unvested (but not forfeited) Restricted Stock granted under this Agreement.
     5. Vesting Schedule. Subject to the limitations of this Agreement, the transfer restrictions and the forfeiture provisions set forth in Section 3 shall lapse and shares of Restricted Stock granted, and not previously forfeited, under this Agreement shall vest as follows:

     (a) One third (1/3) of such shares shall vest on the first anniversary of the Effective Date, one third (1/3) of such shares shall vest on the second anniversary of the Effective Date, and one third (1/3) of such shares shall vest on the third anniversary of the Effective Date; and
     (b) Notwithstanding the foregoing, all restrictions will immediately lapse upon a Change in Control.
     6. Status of Stock. The Participant agrees that Stock issued under this Agreement will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. Participant also agrees: (i) that the certificate(s) representing the Stock issued hereunder may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws; (ii) that the Company may, in its discretion, retain possession of the certificate(s) representing the Stock issued hereunder until the Stock vests as provided in Section 5; and (iii) that the Company may refuse to register the transfer of the Stock issues hereunder on the stock transfer records of the Company if the proposed transfer would be, in the opinion of counsel satisfactory to the Company, a violation of any applicable securities law.
     7. Certificates of Compliance and Rescission upon Detrimental Activity. The Company may, in its discretion, cancel, rescind, suspend, withhold or otherwise limit or restrict any unvested shares of Restricted Stock at any time if it is reasonably determined that the Participant is not in compliance with all applicable provisions of this Agreement and the Plan, or if the Participant engages in Detrimental Activity while an Eligible Employee (in which case the Company may also cancel, rescind, suspend, withhold or otherwise limit or restrict any vested portion of this Award which became vested after commencement of such Detrimental Activity, and otherwise treat such vested portion as if unvested for purposes of this Section 7). Upon vesting pursuant to this Agreement, the Participant shall, if requested by the Company, certify in a manner acceptable to the Company that he or she is in compliance with the terms and conditions of the Plan and, if still an Eligible Employee, is not engaged in any Detrimental Activity. In the event the Participant engages in any Detrimental Activity while an Eligible Employee which occurs prior to the vesting of Restricted Stock pursuant to this Agreement, such vesting may be rescinded in the sole discretion of the Company within two years after such Detrimental Activity, and in the event of any such rescission, the Participant shall either surrender such Restricted Stock or pay to the Company an amount of gain which is realized or obtained (measured by the mean market price (or, if not publicly traded, the fair market value as determined in good faith by the Committee) of a share of Stock on the date of vesting, multiplied by the number of shares of Stock issued to the Participant hereunder the vesting of which is rescinded without regard to any subsequent market price decrease or increase). To the extent of amounts owed by Participant pursuant to this Section 7, the Company may set-off against any amounts the Company owes Participant (including amounts owed Participant as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Participant by the Company). Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount Participant owes it, Participant agrees to pay immediately upon request the unpaid balance to the Company.

     8. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the legal representative of the estate of the Participant.
     9. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.
     10. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.
     11. Not An Employment Contract. The Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, or interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.
     12. Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.
     13. Amendment. This Agreement may be amended by written agreement of Participant and the Company, without the consent of any other person.
     14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Tennessee, without regard to the choice of law provisions of any jurisdiction.
[Signature page to follow]

     IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the date first written above.

PARTICIPANT:

[INSERT NAME]

COMPANY: Goldleaf Financial Solutions, Inc.
By:
Title:

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